Apollo Group, Inc.
News Release

APOLLO GROUP, INC. APPOINTS BRIAN MUELLER PRESIDENT AND
ANNOUNCES RESIGNATION OF TODD NELSON

Phoenix, Arizona, January 11, 2006 — Apollo Group, Inc. (Nasdaq:APOL) today announced the appointment of Brian Mueller to the position of President. Mr. Mueller succeeds Todd S. Nelson who submitted to the Board of Directors his resignation as a Director and Officer. Dr. John G. Sperling, founder of Apollo Group, was appointed interim Executive Chairman of the Board.

“Brian is the right person to lead Apollo Group’s next stage of growth,” said Dr. Sperling. “With his instinct for innovation, his operational discipline, and his resolute focus on academic quality, he possesses the perfect blend of skills, passion, and experience to take us forward. Apollo has excellent momentum today due to the capable and decisive leadership he has demonstrated.”

Mr. Mueller is a seasoned executive with a 19-year career at Apollo Group and University of Phoenix and has broad-based experience in operations, education, sales, finance, marketing, strategy, and general management. As CEO of the University of Phoenix Online campus for the past several years, he delivered exceptional performance in leading and transforming the organization into the largest and most effective online university in the world.

Mr. Mueller said, “Over the past 30 years, University of Phoenix has built a renowned brand. It is recognized as an industry leader and has earned respect for its innovative quality model. We have done this by focusing on high caliber curriculum and instruction, developing a powerful network of local campuses and management talent and adopting systems and technologies unique in higher education. We are, in fact, unparalleled in the industry.”

“As we move toward a future with changing demographics and the potential for even greater promise, we will continue to focus on our core strengths and adopt new strategies that ensure greater efficiencies within our operations. I look forward to working closely with Apollo’s solid group of executives and staff and we will continue to address the challenges and meet the opportunities that will ensure our continued success,” concluded Mr. Mueller.

Apollo Group, Inc. has been providing higher education programs to working adults for almost 30 years. Apollo Group, Inc., operates through its subsidiaries: The University of Phoenix, Inc., Institute for Professional Development, The College for Financial Planning Institutes Corporation, and Western International University, Inc. The consolidated enrollment in its educational programs makes it the largest private institution of higher education in the United States. It offers educational programs and services at 95 campuses and 153 learning centers in 39 states, Puerto Rico, Alberta, British Columbia, Netherlands, and Mexico.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

These forward-looking statements are based on estimates, projections, beliefs, and assumptions of Apollo Group, Inc. and its management and speak only as of the date made and are not guarantees of future performance. Apollo Group, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, or any facts, events, or circumstances after the date hereof that may bear upon forward-looking statements. You are advised, however, to consult any further disclosures Apollo Group, Inc. makes in its reports filed with the Securities and Exchange Commission.

Company Contact:
Kenda B. Gonzales, CFO ~ (800) 990-APOL ~ kenda.gonzales@apollogrp.edu
Investor Relations Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (800) 990-APOL, option 6 ~ janess.pasinski@apollogrp.edu
Press Contact:
CKPR: Nancy Newton (602) 417-0684 or Lisa Noble (602) 417-0685 ~ nnewton@ckpr.biz or lnoble@ckpr.biz